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                                                                   EXHIBIT 10.16

                                 Active Power
            11525 Stonehollow Drive, Suite 135 Austin, Texas 78758
                     Phone: 512.836.6464 Fax: 512.836.4511

November 2, 1999

David Gino
8110 Talbot Lane
Austin, TX 78746

Dear David:

Below is the modified letter we discussed late last week. When you get a chance, please sign both copies and mail one back to me. Thanks.

Your employment with Active Power, Inc. ("Active Power") as its Chief Financial Officer will commence on December 1, 1999. In consideration of the services to be provided by you during the term of your employment your initial compensation shall be as follows:

     (a) biweekly (every 14 days) pay of $7,692.31. Should a change in corporate control take place during your employment with Active Power and a significant reduction in responsibility relative to your initial position take place in your view within 12 months of the change in control event, Active Power will pay your base salary until you find a new position for a period of up to 6 months.
     (b) Cash bonus up to 30% of base pay, contingent upon meeting three to six pre-defined MBOs. Objectives will be mutually agreed upon by you and Joe Pinkerton. Once notified that a particular MBO has been achieved, payment will follow within four weeks.
     (c) 15 days vacation with pay during each 12 months of employment. Accrued vacation, up to a maximum of 15 days, will be paid upon termination.
     (d) 10 days paid sick leave during each 12 months of employment. Unused sick leave may not be carried over from year to year and is not paid out upon termination.
     (e) 100,000 option shares to vest over 4 years of employment (quarterly) subject to Board approval, to be granted upon commencement of employment. A Notice of Grant of Stock Option will be provided following Board approval. Should a change in corporate control take place during your employment with Active Power and a significant reduction in assignment and/or responsibility relative to your current position take place, then 75% of your then unvested options will accelerate and vest immediately.
     (f) Miscellaneous: entitled to participate in any pension or profit-sharing plan, group life insurance plan, hospitalization insurance plan, medical services plan, or any other plan or arrangement of Active Power now or hereafter existing for the benefit of employees generally.

Please note that your employment at Active Power is "at will", meaning either you or Active Power can terminate the employment relationship at any time, with or without notice and with or without cause. Nothing contained in this offer of employment, or in any other communication, oral or written, between you and
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Active Power, may modify the at-will relationship, which may only be modified by a written agreement signed by the President of Active Power designating a specific term of employment.

Health Plan:

Active Power currently uses BlueCross BlueShield as its health plan for employees. You can choose between the HMO plan or the PPO plan. Active Power pays for the employee's insurance cost and family members may be added to the plan by deducting the cost of dependents from biweekly pay. Currently, spouses are about $150-170 per month (depending upon which plan is chosen) and an entire family costs about $250-300 per month.

Regarding pre-existing conditions, as long as you have had health insurance for at least 18 months with your present employer and join Active Power's plan within 30 days of your hire date, then, under federal law (HIPAA), our insurance company cannot deny coverage due to pre-existing conditions.

Both plans have a large list of doctors from which to choose and access to most of the major medical facilities in the Austin area.

Long-Term Disability:

Active Power has in place a long-term disability policy, through Fortis Benefits, that covers all full-time employees. This plan is fully funded by Active Power. This policy will pay 60% of your base pay if you are disabled for greater than 90 days, and will continue to pay benefits through age 65 if necessary.

Retirement Plans:

Active Power has an employee funded 401k plan in which all employees over 21 years old are eligible to participate at the start of each calendar quarter. The 401k is managed by CIGNA and a list of investment options is provided for your information (there are no commissions charged from trading between the listed funds).

Looking forward to working with you to make Active Power a great company.

Sincerely,                                          Accepted:/s/ David Gino
/s/ Joe Pinkerton                                   Date: 11/4/99
Joe Pinkerton                                                 David Gino